Exhibit 99.1

Lihua International Completes Acquisition of PRC Companies in the Bi-Metallic Conductor Wire Industry and $15 Million Private Financing

Danyang, Jiangsu, China, November 3, 2008 /PRNewswire/ —
Lihua International, Inc. (“Lihua International” or the “Company”) announced today the completion of a share exchange transaction with Magnify Wealth Enterprise Limited (“Magnify Wealth”), in which Lihua International issued 14,025,000 shares of its common stock to Magnify Wealth in exchange for 100% of the equity interests of Ally Profit Investments Limited (“Ally Profit”), a British Virgin Islands company, with two subsidiaries operating in the People’s Republic of China. Danyang Lihua Electron Co., Ltd. (“Lihua Electron”), located in the PRC, is a leading value-added manufacturer of bimetallic composite conductor wire, such as copper clad aluminum (“CCA”) fine wire, CCA magnet wire and CCA tin plated wire. Lihua Electron sells to distributors in the wire and cable industries and to manufacturers in the consumer electronics, white goods, automotive, utility, telecommunications and specialty cable industries. Jiangsu Lihua Copper Industry Co., Ltd. (“Lihua Copper”), the Company’s other PRC subsidiary, which the Company anticipates will begin operations prior to the end of 2008, will utilize refined, or recycled, copper to manufacture and sell low content oxygen copper cable and copper magnet wire to Lihua Electron’s existing customer base.

In connection with the share exchange, Mr. Zhu Jian Hua, the Chief Executive Officer of Lihua Electron became Chairman and Chief Executive Officer of Lihua International. Lihua International’s prior directors and officers resigned upon closing of the transaction. Prior to the share exchange Lihua International was a public reporting shell company with no operations. Lihua International’s common stock is not currently trading, but the Company intends to apply for listing on a national securities exchange in the near future.

Immediately following the share exchange, Lihua International consummated a private placement of 6,818,182 shares of series A convertible preferred stock and warrants to purchase up to an aggregate of 1,500,000 shares of common stock to accredited investors for gross proceeds of $15 million. The net proceeds will be used to increase the number of Lihua Electron’s production lines, which have been running at full capacity for several years, in an attempt to better meet strong customer demand and for capital expenditures. The net proceeds will also be used to fund Lihua Copper.

The $15 million financing includes a "make good" provision based on the achievement of net income and fully diluted earnings per share targets for the Company's 2008 and 2009 fiscal years. In the event the Company does not achieve $12 million in net income and fully diluted earnings per share of $0.50 in fiscal 2008 and $18 million in net income and fully diluted earnings per share of $0.71 in fiscal 2009 the investors in the financing will receive up to 6,818,182 shares of common stock of Lihua International from Magnify Wealth for no additional consideration. These shares are held in escrow and will be released pursuant to the terms of an escrow agreement.

For the six months ended June 30, 2008, Ally Profit and its subsidiaries, had consolidated net sales of approximately $24.8 million and consolidated net income of approximately $5.8 million. For the year ended December 31, 2007, Ally Profit and its subsidiaries had consolidated net sales of approximately $32.7 million and consolidated net income of approximately $7.7 million. Compared to the 12 months ended December 31, 2006, Ally Profit and its subsidiaries experienced revenue growth of 108% and net income growth of over 71%. When comparing the six month period ended June 30, 2007 to 2008, Ally Profit and its subsidiaries experienced net income growth of over 72%.

Mr. Zhu Jian Hua, Chairman and CEO of Lihua International stated, “This is an important milestone for our employees and for the people of Danyang as Lihua Electron and Lihua Copper are acquired by a U.S. public company and raise their first capital from outside investors. We are honored to welcome our new investors to the Company and look forward to continuing our success in building a leading Chinese supplier of CCA-based fine and magnet wire.”

Broadband Capital Management, LLC acted as the placement agent to the Company in the $15 million financing transaction and Penumbra Worldwide, Ltd. acted as financial advisor to the Company.

About Lihua International, Inc.

Prior to the share exchange, Lihua International was a public reporting shell company formed to pursue a business combination through the acquisition of, or merger with, an operating business. As a result of the share exchange, Lihua International now conducts business in the People’s Republic of China operating through two subsidiaries. One of Lihua International’s operating subsidiaries, Danyang Lihua Electron Co., Ltd., is a China-based company engaged in the manufacture and sale of bimetallic composite conductor wire, such as copper clad aluminum (“CCA”) fine wire, CCA tin plated wire and CCA magnet wire. Additionally, it is expected that by the end of 2008, Lihua International will be engaged in the manufacture and sale of various types of refined, or recycled, copper wire through its other PRC subsidiary, Jiangsu Lihua Copper Industry Co., Ltd. Through these subsidiaries, Lihua International sells to distributors in the wire and cable industries and to manufacturers in the consumer electronics, white goods, automotive, utility, telecommunications and specialty cable industries. Additional information on Lihua International can be obtained on the Company’s website, http://www.dylihua.com/1e.htm

Safe Harbor Statement

This press release contains certain statements that may include "forward looking statements" within the Private Securities Litigation Reform Act of 1995, as amended. All statements other than statements of historical fact included herein are "forward-looking statements." These forward-looking statements are often identified by the use of forward-looking terminology such as “anticipates,” “intends,” “believes,” “expects” or similar expressions, and involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. The forward-looking statements included in this press release are made only as of the date of this press release and the Company undertakes no obligation to update the forward-looking statements to reflect subsequent events or circumstances.